Exhibit (c)(3)

Confidential

CoolCo Model Assumptions

Assumptions as Provided by Company Management

Revenue

- Upon charter / option expiry, **all vessels are assumed to operate based on the re-chartering TCE forecast below**:

	Management Case					Special Committee Case				
	2025	2026	2027	2028	2029+	2025	2026	2027	2028	2029+
Summary			*Subcooler Premium:*		*$5.0k*			*Subcooler Premium:*		*$5.0k*
TFDE	$20.0k	$30.0k	$40.0k	$50.0k	$60.0k	$20.0k	$30.0k	$45.0k	$60.0k	$65.0k
X-DF	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
ME-GA	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0
By Vessel										
Vessel A	$20.0k	$30.0k	$40.0k	$50.0k	$60.0k	$20.0k	$30.0k	$45.0k	$60.0k	$65.0k
Vessel B	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel C	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel D	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel E	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel F	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel G	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel H	20.0	30.0	40.0	50.0	60.0	20.0	30.0	45.0	60.0	65.0
Vessel I	25.0	35.0	45.0	55.0	65.0	25.0	35.0	50.0	65.0	70.0
Vessel J	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
Vessel K	30.0	47.5	55.0	62.5	72.5	30.0	47.5	60.0	72.5	77.5
Vessel L	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0
Vessel M	30.0	50.0	60.0	70.0	80.0	30.0	50.0	65.0	80.0	85.0

- The above TCE rates factor in vessel utilization (off-hire / off charter), with an assumed additional 2.0% idle days per quarter applied thereafter
- Per Company Management, only the [redacted] and [redacted] 3+3 options are assumed to be executed

EVERCORE 2 COOLCO

Confidential CoolCo Model Assumptions (Cont’d) Assumptions as Provided by Company Management Operating Expenses ◼ $17,500 / day for both TFDE and X-DF vessels in Q3 ‘25, escalated at 2% thereafter ◼ $15,500 / day for ME-GA vessels in Q3 ’25, escalated at 2% through 2034. Thereafter assumed to linearly increase to match TFDE and X-DF vessel operating expenses by 2044 ◼ $10,000 / day Voyage and Commission expense for all vessels incurred on idle days Managed Fleet ◼ ◼ Annual Managed Fleet Revenue of $1.8mm Annual Managed Fleet and Unallocated Fleet Management Platform Cost of $6.0 through 2029. Annual expenses of $1.8mm thereafter Other ◼ Annual G&A expenses of $10.0 per year ($0.8mm per vessel) through 2025 (escalated at 2.0%) ◼ Near-term drydock schedule and other capex per Company management; long-term drydock assumptions based on 5-year frequency, 30day duration, and 2.0% annual escalation to each vessel’s most recent or next scheduled drydock cost ◼ ◼ ◼ Useful life per vessel: 25 years under the Base Case, 30 years under the Special Committee case Sale proceeds per vessel of $15mm in (2024 nominal values) escalated at 2% Closed-end group of vessels; no vessel acquisitions 3

Confidential

CoolCo Financial Projections: Selected Key Metrics

($ in millions)

Model Forecasted Revenue


$400
$350
$300
$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55

Model Forecasted EBITDA


$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55

Model Forecasted Unlevered Free Cash Flow


$300
$250
$200
$150
$100
$50
$ -
'25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 '52 '53 '54 '55
Base Case
Special Committee Case

EVERCORE
4

Source: Company materials

Confidential CoolCo Financial Summary ($ in millions) Base Case For the Year Ended 2H '25 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 $20.0 30.0 30.0 $30.0 47.5 50.0 $40.0 55.0 60.0 $50.0 62.5 70.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $60.0 72.5 80.0 $137 10 1 $148 $220 60 2 $281 $157 8 108 2 $275 $56 51 174 2 $284 $33 52 221 2 $308 $30 50 221 2 $303 $33 51 231 2 $316 $33 53 231 2 $319 $33 45 239 2 $318 $33 1 272 2 $307 $30 271 2 $303 Spot Rates ($/day, thousands) TFDE X-DF ME-GA Unlevered Free Cash Flow Firm Charter Revenues (+) Extension Option Revenues (+) Recharter Revenues (+) Fleet Management Revenues Total Revenue (–) Vessel OpEx (–) Voyage & Commission Expense (–) Managed Fleet & Unallocated Fleet Mgmt Platform Costs (–) G&A EBITDA (40) (1) (3) (5) $98 (83) (1) (6) (10) $182 (85) (0) (6) (10) $174 (87) (1) (6) (10) $180 (88) (2) (6) (10) $201 (90) (3) (2) (10) $198 (92) (1) (2) (11) $211 (94) (1) (2) (11) $212 (95) (1) (2) (11) $209 (97) (2) (2) (11) $195 (99) (3) (2) (12) $187 (–) Drydock CapEx (–) Efficiency CapEx (+) Vessel Scrap Proceeds Unlevered Free Cash Flow (14) (33) $52 (5) $177 $174 $180 (29) $172 (38) $160 (5) $205 $212 $209 (32) $162 (42) $144 Source: Company materials 5

Confidential CoolCo Financial Summary ($ in millions) Special Committee Case For the Year Ended 2H '25 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 $20.0 30.0 30.0 $30.0 47.5 50.0 $45.0 60.0 65.0 $60.0 72.5 80.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $65.0 77.5 85.0 $137 10 1 $148 $220 60 2 $281 $157 8 120 2 $287 $56 51 207 2 $316 $33 52 238 2 $325 $30 50 238 2 $320 $33 51 249 2 $334 $33 53 249 2 $337 $33 45 257 2 $337 $33 1 293 2 $328 $30 291 2 $323 Spot Rates ($/day, thousands) TFDE X-DF ME-GA Unlevered Free Cash Flow Firm Charter Revenues (+) Extension Option Revenues (+) Recharter Revenues (+) Fleet Management Revenues Total Revenue (–) Vessel OpEx (–) Voyage & Commission Expense (–) Managed Fleet & Unallocated Fleet Mgmt Platform Costs (–) G&A EBITDA (40) (1) (3) (5) $98 (83) (1) (6) (10) $182 (85) (0) (6) (10) $186 (87) (1) (6) (10) $212 (88) (2) (6) (10) $218 (90) (3) (2) (10) $215 (92) (1) (2) (11) $229 (94) (1) (2) (11) $230 (95) (1) (2) (11) $228 (97) (2) (2) (11) $215 (99) (3) (2) (12) $207 (–) Drydock CapEx (–) Efficiency CapEx (+) Vessel Scrap Proceeds Unlevered Free Cash Flow (14) (33) $52 (5) $177 $186 $212 (29) $189 (38) $177 (5) $223 $230 $228 (32) $183 (42) $165 Source: Company materials 6

Confidential CoolCo Financial Summary ($ in millions) Variance: Special Committe Case, Less Base Case For the Year Ended 2H '25 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 $- $- $5.0 5.0 5.0 $10.0 10.0 10.0 $5.0 5.0 5.0 $5.0 5.0 5.0 $5.0 5.0 5.0 $5.0 5.0 5.0 $5.0 5.0 5.0 $5.0 5.0 5.0 $5.0 5.0 5.0 Firm Charter Revenues (+) Extension Option Revenues (+) Recharter Revenues (+) Fleet Management Revenues Total Revenue $$- $$- $12 $12 $32 $32 $17 $17 $17 $17 $18 $18 $18 $18 $18 $18 $21 $21 $21 $21 (–) Vessel OpEx (–) Voyage & Commission Expense (–) Managed Fleet & Unallocated Fleet Mgmt Platform Costs (–) G&A EBITDA $- $- $12 $32 $17 $17 $18 $18 $18 $21 $21 (–) Drydock CapEx (–) Efficiency CapEx (+) Vessel Scrap Proceeds Unlevered Free Cash Flow $- $- $12 $32 $17 $17 $18 $18 $18 $21 $21 Spot Rates ($/day, thousands) TFDE X-DF ME-GA Unlevered Free Cash Flow Source: Company materials 7